UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
January 12, 2007
(Date of earliest event reported)
Luminent Mortgage Capital, Inc.
(Exact name of registrant as specified in its charter)

Maryland	012-36309	06-1694835

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 California Street, Suite 1350 San Francisco, California	94111

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (415) 217-4500

N/A (Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.
     Director Compensation
     On January 12, 2007, the compensation committee of our board of directors approved changes to the 2007 compensation of our non-employee directors. The changes are intended to position the compensation of our non-employee directors between the 25th and 50th percentile of a peer group of mortgage REITs selected by us and to reflect the activity and responsibility levels of our non-employee directors. The compensation committee also added an equity ownership requirement and equity compensation component to further align interests of our non-employee director with those of our stockholders.
     Cash Compensation:

Description	2007	2006

Annual cash retainer	$40,000	$50,000

Per board meeting fees	—	2,500

Committee meeting fees	1,500	1,000

Audit committee chair	20,000	10,000

Compensation committee chair	10,000	10,000

Governance and nominating committee chair	10,000	10,000

Lead independent director	20,000	20,000
     Equity Compensation:
     Each non-employee director will receive an annual grant of restricted stock determined by dividing $30,000 by the closing price of our common stock on the New York Stock Exchange on the date of our annual meeting of stockholders. Each such restricted stock award will vest ratably over three years.
     Our compensation committee also adopted stock ownership guidelines for our directors. Those guidelines provide that each director should own shares of our common stock equal in market value to three times the value of the annual grant of restricted stock. By way of example, assuming the value of the annual restricted stock award is $30,000, the target ownership level for a director would be $90,000. Our policy further contemplates that none of our directors would sell any of our common stock under circumstances that would cause that director to own less than $90,000 of our common stock.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUMINENT MORTGAGE CAPITAL, INC.
By:	/s/ Christopher J. Zyda
Christopher J. Zyda,
Senior Vice President and Chief Financial Officer

Date: January 19, 2007